Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
SouthCrest Financial Group, Inc.:

We consent to the incorporation of our report, dated February 18, 2005, accompanying the consolidated financial statements incorporated in the Annual Report of SouthCrest Financial Group, Inc. on Form 10-KSB for the year ended December 31, 2005.

Atlanta, Georgia March 30, 2006